Exhibit 99.2

Estrella Broadcasting, Inc.

Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

Estrella Broadcasting, Inc.

Contents

Independent Auditor’s Report	3-4

Consolidated Financial Statements

Consolidated Balance Sheets	6-7

Consolidated Statements of Operations	8

Consolidated Statements of Changes in Shareholders’ Deficit	9

Consolidated Statements of Cash Flows	10

Notes to Consolidated Financial Statements	11-36

Independent Auditor’s Report

To the Management of
Estrella Broadcasting, Inc.
Los Angeles, California

Opinion

We have audited the consolidated financial statements of Estrella Broadcasting, Inc. (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Method Related to Current Expected Credit Losses

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for Credit Losses during the year ended December 31, 2023, due to the adoption of the Accounting Standards Codification (“ASC”) – Current Expected Credit Losses (CECL) (“ASC 326”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis of Financial Condition and Results of Operations but does not include the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ BDO USA, P.C.
Los Angeles, California
May 3, 2024, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is July 2, 2024.

Consolidated Financial Statements

Estrella Broadcasting, Inc.

Consolidated Balance Sheets
(in thousands, except share amounts)

December 31,	2023	2022

Assets
Current assets:
Cash and cash equivalents	$2,343	$6,320
Accounts receivable, net of allowance of $1,617 and $1,686 at December 31, 2023 and December 31, 2022, respectively	23,476	24,516
Current portion of television program rights, net	1,558	2,893
Prepaid expenses and other current assets	3,006	2,783
Assets held for sale	-	351

Total current assets	30,383	36,863

Property and equipment, net	18,925	21,442
Right-of-use asset, net	27,494	27,919
Broadcast licenses, net	103,850	118,478
Television program rights, excluding current portion	391	2,062
Employee advances	35	55
Restricted cash	520	407
Other assets	385	485

Total assets	$181,983	$207,711

Estrella Broadcasting, Inc.

Consolidated Balance Sheets (Continued)
(in thousands, except share amounts)

December 31,	2023	2022

Liabilities and Shareholders’ deficit

Liabilities
Current liabilities: Accounts payable	$4,218	$8,779
Accrued liabilities	17,952	17,171
Line of credit	4,339	-
Accrued interest	56,421	38,438
Current portion of finance lease liability	439	525
Current portion of operating lease liability	3,737	3,881
Current portion of long-term debt	148,630	3,470
Current portion of deferred taxes	19	-

Total current liabilities	235,755	72,264

Long-term debt, excluding current portion	33	153,463
Deferred income taxes	7,257	7,044
Long-term portion of finance lease liability	3,069	4,316
Long-term portion of operating lease liability	51,298	54,989

Total liabilities	272,833	263,541

Commitment and Contingencies (Note 5)

Shareholders’ deficit:
Common stock - Class A, $0.001 par value:
Authorized shares – 666,667 Issued and outstanding shares –611,771 at December 31, 2023 and 608,491 at December 31, 2022	1	1
Additional paid-in capital	33,895	33,819
Accumulated deficit	(124,746)	(89,650)

Total shareholders’ deficit	(90,850)	(55,830)

Total liabilities and shareholders’ deficit	$181,983	$207,711

See accompanying notes to consolidated financial statements.

Estrella Broadcasting, Inc.

Consolidated Statements of Operations
(in thousands)

Years ended December 31,	2023	2022

Net revenues	$90,198	$99,573

Operating expenses
Program and technical, exclusive of depreciation and amortization of property and equipment shown below (including noncash compensation expense of $0.0 million and $0.2 million, respectively)	60,726	62,144
Promotional, exclusive of depreciation and amortization shown below	4,588	5,431
Selling, general and administrative, exclusive of depreciation and amortization shown below (including noncash compensation expense of $0.1 million and $0.6 million, respectively)	40,659	42,942
Depreciation and amortization of property and equipment	3,143	3,213
(Gain)/loss on sale and disposal of property and equipment	(2,329)	942
Impairment of broadcast licenses and long-lived assets	6,324	881
Other expense/(income)	110	(936)

Total operating expenses	113,221	114,617

Operating loss	(23,023)	(15,044)

Interest expense	20,207	15,018

Gain on extinguishment of debt	(8,320)	-

Loss from continuing operations before income taxes	(34,910)	(30,062)

Income tax provision	(186)	(637)

Net loss	$(35,096)	$(30,699)

See accompanying notes to consolidated financial statements.

Estrella Broadcasting, Inc.

Consolidated Statements of Changes in Shareholders’ Deficit
(in thousands, except share amounts)

	Class A Common Stock		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	(Deficit) / Capital

Balance, December 31, 2021	608,410	$1	$33,245	$(58,951)	$(25,705)

Stock-based compensation	-	-	574	-	574
Issuance of restricted stock units	81	-	-	-	-

Net loss	-	-	-	(30,699)	(30,699)

Balance, December 31, 2022	608,491	1	33,819	(89,650)	(55,830)

Stock-based compensation	-	-	76	-	76
Issuance of restricted stock units	3,280-	-	-	-	-

Net loss	-	-	-	(35,096)	(35,096)

Balance, December 31, 2023	611,771	$1	$33,895	$(124,746)	$(90,850)

See accompanying notes to consolidated financial statements.

Estrella Broadcasting, Inc.

Consolidated Statements of Cash Flows
(in thousands)

December 31,	2023	2022

Operating activities
Net loss	$(35,096)	$(30,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	3,143	3,213
(Gain) loss on sale and disposal of property and equipment	(2,329)	942
Impairment of broadcast licenses and long-lived assets	6,324	881
Amortization of television program costs	3,414	6,539
Non-cash lease expense	4,026	3,992
Stock-based compensation	76	574
Provision for credit losses and doubtful accounts	220	736
Gain on extinguishment of debt	(8,320)	-
Changes in operating assets and liabilities:
Accounts receivable	820	(823)
Television program costs	1,353	(3,317)
Prepaid expenses and other current assets	(229)	545
Employee advances	20	(18)
Accounts payable	(3,556)	4,262
Accrued liabilities	(1,717)	965
Accrued interest	18,169	13,787
Operating lease liability	(1,100)	(3,411)
Deferred income taxes	232	631
Other assets	100	193

Net cash used in operating activities	(14,450)	(1,008)

Investing activities
Purchases of property and equipment	(1,534)	(1,051)
Proceeds from the sale of broadcast licenses and property and equipment	8,708	103

Net cash provided by/(used in) investing activities	7,174	(948)

Financing activities
Proceeds from line of credit	4,339	-
Payments on capital lease	(759)	-
Payments on finance lease	-	(497)
Payments on exit facility	(136)	(130)

Net cash provided by/(used in) financing activities	3,444	(627)

Net decrease in cash, cash equivalents, and restricted cash	(3,832)	(2,583)

Cash, cash equivalents, and restricted cash at beginning of year	6,727	9,310

Cash, cash equivalents, and restricted cash at end of year	$2,895	$6,727

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$1,359	$788
Income taxes, net of tax refunds	-	6

See accompanying notes to consolidated financial statements.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

Estrella Broadcasting, Inc. (“Estrella Broadcasting”) is a holding company with substantially no assets, operations or cash flows other than its investment in its subsidiaries and intercompany loans. Estrella Media, Inc. (“Estrella Media”), a wholly owned subsidiary, is the operating entity of the consolidated group, therefore the majority of disclosures in the financial statements reference Estrella Media. Estrella Broadcasting, Inc. and its wholly owned subsidiaries (collectively referred to as the “Company”), through Estrella Media own and operate television stations located in California, Texas, New York, Colorado, Illinois, and Florida as well as radio stations in California and Texas. In addition, Estrella Media operates leased television stations in California and Texas. Estrella Media also owns television production facilities that are used to produce programming for its owned and affiliated television stations. Estrella Media sells commercial airtime on its radio and television stations to local, regional and national advertisers.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Estrella Media’s television studio facilities in Burbank, California, in Houston, Texas, and Dallas, Texas, are operated by its wholly owned subsidiaries.

In 2009, Estrella Media began entering into affiliation agreements with certain television stations to broadcast its EstrellaTV network programming on the affiliate station’s primary or digital multicast channels. Currently, the EstrellaTV network is broadcast by television stations in various states.

Estrella Media also operates four streaming channels, Estrella TV, Estrella News, Estrella Games and Cine Estrella, on Over-the-top (“OTT”) platforms through third party distribution partners. These channels are also available on the Estrella Media website and Estrella mobile app throughout the United States. Estrella content is also available to consumers on the Estrella advertising supported video on demand (“VOD”) app.

Liquidity

As of December 31, 2023, Estrella Broadcasting’s total indebtedness was approximately $153.0 million, of which approximately $153.0 million was due within the next twelve months.

In accordance with FASB ASC 205-40, Estrella Broadcasting assessed whether there is substantial doubt that the Company has the ability to continue as a going concern. FASB ASC 205-40 provides the following guidance, “substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued.”

On April 17, 2024, the Company completed the sale of substantially all of the assets of Estrella Broadcasting to a subsidiary of MediaCo Holding Inc., other than its local radio and television stations. As part of that transaction, the Exit Facility and line of credit were settled. The non-HPS lenders were paid off and the HPS lenders received warrants plus 60,000 shares of Mediaco Holding Inc. Series B Preferred Stock in full settlement. Refer to the Subsequent Events disclosure for details.

Principles of Consolidation and Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of Estrella Broadcasting, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Additional Disclosures Made in Preparation for an SEC Filing

Subsequent to the original issuance of the consolidated financial statements and in connection with acquisition of the Company, which is discussed in Note 12 to the consolidated financial statements, certain footnote disclosures have been either updated or added in order to conform to the requirements for these consolidated financial statements to be included in an SEC filing. Specifically, the Company previously elected to use the risk-free rate in determining the present value of lease payments. As described in the “Leases” sub-section in Note 1, the Company used the incremental borrowing rate in determining the present value of lease payments and has updated the amounts included in the consolidated financial statements, the “Leases” sub-section in Note 1, and the “Operating Lease Liability” and “Finance Lease Liability” subsections in Note 5 to reflect the application of the incremental borrowing rate.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instrument,” (“ASU 2016-13”) which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments which includes trade receivables; to record an allowance for credit risk based on expected losses rather than incurred losses. The Company adopted ASU 2016-03 on January 1, 2023, and the adoption of this ASU did not have a material impact on the Company’s unaudited interim consolidated financial statements and related disclosures.

Cash and Cash Equivalents

Estrella Broadcasting considers all highly liquid financial instruments purchased with an original maturity of three months or less and investments in money market accounts to be cash equivalents. Cash and cash equivalents are maintained at financial institutions, which, at times, may exceed federally insured limits. Cash in banks in excess of federally insured amounts were $2.1 million and $6.0 million as of December 31, 2023 and December 31, 2022, respectively. Estrella Broadcasting has not experienced any losses in such accounts. Estrella Broadcasting believes it is not exposed to any significant credit risk of cash and cash equivalents.

Restricted Cash

At December 31, 2023 and December 31, 2022, Estrella Media had restricted cash of $0.5 million and $0.4 million, respectively, for a collateral account related to merchant banking, for the Company’s purchase card program and for an office lease security deposit.

Accounts Receivable Net of Allowance for Credit Losses

Accounts receivables are recorded at the amounts billed less estimated allowances for credit losses for any potential uncollectible amounts. The Company continually monitors customer payments and maintains an allowance for estimated losses resulting from a customer’s inability to make required payments. The Company considers factors such as historical experience, credit quality, age of the accounts receivable balances, geographic related risks and economic conditions that may affect a customer’s ability to pay. Accounts receivables are written-off and charged against an allowance for credit losses when the Company has exhausted collection efforts without success. As of December 31, 2023 and December 31, 2022, accounts receivable is presented net of an allowance for credit losses of $1.6 million and $1.7 million, respectively.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Depreciation for the Company is computed using the straight-line method over estimated useful lives as follows:

Description	Average Useful Life

Buildings and building improvements	30 years
Leasehold Improvements	30 years or remaining lease term, whichever is shorter
Leased Towers	15 years
Antennae, towers and transmission equipment	12 years
Studio and production equipment	10 years
Office furnishings and equipment	5 years
Automobiles	5 years
Computer equipment and software	3 years
Construction in progress	Not depreciated

Impairment of Long-lived Assets

In connection with Accounting Standards Codification (“ASC”) 360 Property, Plant, and Equipment, the carrying value of property and equipment is evaluated periodically in relation to the operating performance and anticipated future cash flows of the underlying radio and television stations for indicators of impairment. When indicators of impairment are present and the undiscounted cash flows estimated to be generated from these assets are less than the carrying value of these assets, an adjustment to reduce the carrying value to the fair market value of the assets is recorded, if necessary. The fair market value of the assets is determined by using current broadcasting industry equipment prices, solicited current market data from dealers of used broadcast equipment and used equipment price lists, catalogs and listings in trade magazines and publications.

When performing its impairment analysis, Estrella Media used both the cost and market approaches as appropriate in determining the fair value of long-lived assets. The value of Estrella Media’s tangible assets was based on each asset’s replacement cost with a provision for depreciation, and where appropriate, the cost of comparable used assets of like age and condition. Estrella Media used current communications industry equipment prices appearing in appropriate manufacturers’ price lists and catalogs, solicited current market data from dealers of used broadcast equipment, and relied upon published used equipment price lists, catalogs, and listings in trade magazines and publications. The fair value of Estrella Media’s land was determined based on comparable land sales data. The Company considered its current operations and determined no impairment charge relating to property and equipment was deemed necessary for the years ended December 31, 2023 and 2022.

Broadcast Licenses

Estrella Media’s indefinite-lived assets consist of its Federal Communications Commission (FCC) broadcast licenses. Estrella Media believes its broadcast licenses have indefinite useful lives given that they are expected to indefinitely contribute to the future cash flows of Estrella Media and that they may be continually renewed without substantial cost to Estrella Media.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

In accordance with ASC 350-30 General Intangibles Other Than Goodwill, Estrella Media does not amortize its broadcast licenses. Estrella Media tests its broadcast licenses for impairment at least annually or when indicators of impairment are identified. Estrella Media’s valuations principally use the discounted cash flow methodology, an income approach based on market revenue projections, and not company-specific projections, which assumes broadcast licenses are acquired and operated by a third party. This approach incorporates variables such as types of signals, media competition, audience share, market advertising revenue projections, anticipated operating margins and discount rates, without taking into consideration the station’s format or management capabilities. This method calculates the estimated present value that would be paid by a prudent buyer for Estrella Media’s FCC licenses as new radio or television stations. If the discounted cash flows estimated to be generated from these assets are less than the carrying value, an adjustment to reduce the carrying value to the fair market value of the assets is recorded.

Estrella Media generally tests its broadcast licenses for impairment at the individual license level. However, Estrella Media has applied the provisions of ASC 350-30 to certain of its broadcast licenses, which states that separately recorded indefinite-lived intangible assets should be combined into a single unit of accounting for purposes of testing impairment if they are operated as a single asset and, as such, are essentially inseparable from one another. Estrella Media aggregates broadcast licenses for impairment testing if their signals are simulcast and are operating as one revenue- producing asset.

The Company completed its impairment review of its broadcast licenses as of December 31, 2023 and determined that seven of its radio broadcast licenses were impaired. As such, the Company recorded a non-cash impairment loss of $6.3 million to reduce the net book value of these broadcast licenses to their estimated fair market values.

Estrella Media completed its impairment review of its broadcast licenses as of September 30, 2022 and concluded that two of its radio broadcast licenses and one television license were impaired. The two licenses impaired relates to the radio stations that went silent. One of the related licenses expired as of December 31, 2022. As such, the Company recorded a non-cash impairment loss of $0.9 million for the year ended December 31, 2022 to reduce the net book value of these broadcast licenses to their estimated fair market values.

As a result of the Middle-Class Tax Relief and Job Creation Act of 2012 (“Spectrum Act”), the Company is eligible to receive funds from the FCC for reimbursement of expenditures related to the FCC reorganization of broadcast television stations (“repack”). The Company received no reimbursements during the year ended December 31, 2023 and $0.3 million in reimbursements during the year December 31, 2022. The reimbursements are recorded against repairs and maintenance expense within selling, general and administrative expenses for non-capitalized purchases or to other income for capital purchases.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Television Program Rights, Net

Television program rights acquired by Estrella Media from third-party vendors are stated at the lower of remaining unamortized cost or estimated fair value. Program rights are amortized using the straight-line method over the license term beginning in the period in which the license period begins and the program becomes available for broadcast in accordance with ASC 920. Program rights expected to be amortized in the next year and program rights payable due within one year are classified as current assets and current liabilities, respectively. The acquired programming rights will be amortized through February 2028. Approximately $0.9 million and $3.3 million of acquired program rights were capitalized for the years ended December 31, 2023 and 2022, respectively. Approximately $3.4 million and $6.5 million of television programming rights were amortized in the years ended December 31, 2023 and 2022, respectively. No impairment of programming rights was recognized for the years ended December 31, 2023 and 2022. The balance of unamortized acquired program rights was approximately $1.9 million and $5.0 million as of December 31, 2023 and December 31, 2022, respectively.

Asset Sales

Sale of KZMP-AM

On December 15, 2022, Estrella Media entered into an agreement with North Texas Radio Group, L.P., for the sale of KZMP-AM for $0.3 million. The assets to be sold include, among other things, (i) licenses and permits authorized by the FCC for or in connection with the operation of the station and (ii) other equipment used to operate the station, which represents the total amount of assets held for sale in the balance sheet. Based on the agreement, North Texas Radio Group, L.P. made a deposit payment of $12,500 on January 5, 2023. The Company recognized a $0.1 million loss on the sale, which closed on May 10, 2023.

Sale of KWIZ-FM

On January 1, 2023, Estrella Media entered into an asset purchase agreement with Universal Church, Inc., for the sale of KWIZ-FM for $8.0 million. The assets to be sold include, among other things, (i) licenses and permits authorized by the FCC for or in connection with the operation of the station and (ii) other equipment used to operate the station. Concurrently, the Company entered into a local programming and marketing agreement (LMA) with Universal Church, Inc., which allows Universal Church, Inc. to run its programming on the station until December 31, 2024, unless the sale closes earlier. Based on the agreement, Universal Church, Inc. paid $3.6 million on December 30, 2022 as a prepaid monthly fee for the LMA, which is presented as unearned income under accrued liabilities in the balance sheet. The sale closed on May 16, 2023.

Sale of KVPA-LD and KSDX-LD

On September 11, 2023, Estrella Media entered into an asset purchase agreement with Bridge News LLC, for the sale of KVPA-LD and KSDX-LD for $3.0 million. The assets to be sold include, among other things, (i) licenses and permits authorized by the FCC for or in connection with the operation of the station and (ii) other equipment used to operate the station. Based on the agreement, Bridge News LLC made a deposit payment of $300,000 that was placed into escrow. The sale closed on November 22, 2023.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Barter Transactions

Included in the accompanying consolidated statements of operations are non-monetary transactions arising from the trading of advertising time for merchandise and services. Barter revenues and expenses are recognized and recorded at the fair market value, which is determined to be the standalone selling price of the services rendered by the Company. Barter expenses are recorded at the same time as barter revenue, which approximates the date the expenses were incurred. Net barter revenue totaled approximately $3.1 million and $2.2 million for the years ended December 31, 2023 and 2022, respectively.

Revenue Recognition

Revenues are recognized when control of the promised services is transferred to Estrella Media’s customers, in an amount that reflects the consideration Estrella Media expects to be entitled to in exchange for those services. The following table presents revenues disaggregated by source (in thousands):

December 31,	2023	2022

Broadcasting revenue	$68,759	$81,543
Digital revenue	13,465	11,112
Trade revenue	3,129	2,200
Other revenue	4,845	4,718

Total revenue, net	$90,198	$99,573

Broadcast Advertising: Television and radio revenue related to the sale of advertising is recognized at the time of broadcast. Broadcast advertising rates are fixed based on each medium’s ability to attract audiences in demographic groups targeted by advertisers and rates can vary based on the time of day and ratings of the programming airing in that day part.

Digital Advertising: Revenue from digital advertising primarily consists of advertisements on websites, OTT platforms and digital applications that are sold based on a cost-per-thousand impressions delivered. These impressions are delivered through Estrella Media’s websites and applications as well as through third party publishers either through direct relationships with the publishers or through digital advertising exchanges.

Trade Revenue: Estrella Media engages in barter transactions, primarily for media and advertising, with other companies to provide goods and services for Estrella Media in exchange for advertising in Estrella Media’s radio and television stations. Barter revenues and expenses are recognized and recorded at the fair market value of the advertising space surrendered, which are determined to equate their standalone selling price (“SSP”) under Topic 606.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Broadcast, digital, and trade advertising revenue is recognized over time in a series as a single performance obligation as the advertisement, impression or digital advertising is delivered. Estrella Media applies the practical expedient to recognize revenue for each distinct advertising service delivered at the amount Estrella Media has the right to invoice, which corresponds directly to the value a customer has received relative to Estrella Media’s performance. Contracts with customers are short term in nature and billing occurs on a monthly basis with payment due in 30 days. Value added taxes collected concurrent with advertising revenue producing activities are excluded from revenue. Cash payments received prior to services rendered result in deferred revenue, which is then recognized as revenue when the advertising time or space is actually provided, and the performance obligations satisfied. Certain Estrella Media network sales contracts include a guaranteed number of impressions. If the guarantee is not met the Company is obligated to provide additional spots at no charge until the guaranteed number of impressions is met, referred to as a makegood liability. The liability for each deal is calculated by determining the cost per guarantee per the original contract, multiplied by the number of under-delivered impressions. The liability is recorded as a reduction of revenues and presented in accrued liabilities on the consolidated balance sheets. Estrella Media has calculated and recorded a liability of $7.9 million and $4.3 million for the years ended December 31, 2023 and 2022, respectively.

Contract liabilities represent payments received from customers in advance of performance under certain contracts and were $0.6 million and $0.7 million at December 31, 2023 and 2022, respectively. Contract liabilities are included in accrued liabilities on the consolidated balance sheets.

Other Revenue: Estrella Media generates other revenues that are related to its broadcast operations, which primarily consist of commissions from network affiliates, fees from cable affiliations, fees for rental of certain stations, and licensing of Estrella Media’s library. The Company recognizes other revenues as earned upon delivery of the related services or over time based on contract terms for licensing revenues. Other revenue makes up approximately 5.4% and 4.7% of total consolidated revenue for the years ended December 31, 2023 and 2022, respectively.

The Company elects to use the following practical expedients (i) to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less; and (ii) not to assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer. Revenue for contracts with advertising agencies is recorded at an amount that is net of the commission retained by the agency. Revenue from contracts directly with the advertisers is recorded as gross revenue and the related commission or national representation fee is recorded in operating expense.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Leases

On January 1, 2022, the Company adopted ASC 842, Leases using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application.

The Company elected the package of practical expedients permitted under the transition guidance, which allows for the Company to carryforward our historical lease classification, their assessment on whether a contract was or contains a lease, and their initial direct costs for any leases that existed prior to January 1, 2022. No initial direct costs and non-lease components were identified in the Company’s leases at the adoption date.

Upon adoption, the Company recognized a Right-of-Use (“ROU”) asset of $31.9 million, with corresponding operating lease liability of $31.4 million for its real estate, office, and tower leases in the accompanying consolidated balance sheets. The adoption did not result in any cumulative- effective adjustments to the opening balance of retained earnings.

Under Topic 842, we determine if an arrangement is a lease at inception. ROU assets and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As the interest rate implicit to the Company’s lease was not readily determinable, the Company used the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The lease term includes options to extend or terminate the lease when it is reasonably certain that we will exercise such options. When determining the probability of exercising such options, the Company consider contract-based, asset-based, entity-based, and market-based factors. At the adoption date the Company concluded that they were not reasonably certain that the options to extend would be exercised and therefore excluded the options periods from the calculation of the present value of the future lease payments. The lease agreement contains variable costs such as common area maintenance, insurance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the consolidated statements of income.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

The components of lease expense were as follows (in thousands):

December 31,	2023

Lease cost
Operating lease cost:
Amortization of ROU Asset	$4,026
Interest on Lease liability	1,158
Variable lease cost	185

Total lease cost	$5,369

December 31,	2023

Other information
Weighted-average remaining lease term (in months):
Finance leases	75
Operating leases	175

Weighted-average annual discount rate:
Finance leases	6.9%
Operating leases	12.2%

On March 1, 2023, the Company entered into an operating lease agreement for an office space having an initial term of four years. Under the lease, the Company recognized a ROU asset and an operating lease liability of $1.2 million in the accompanying balance sheets and is presented in the statement of cash flows under supplemental disclosure of non-cash financing transactions.

December 31,	2022

Lease Cost
Operating lease cost:
Amortization of ROU Asset	$4,172
Interest on Lease liability	1,019
Variable lease cost	716

Total lease cost	$5,907

December 31,	2022

Other Information
Weighted-average remaining lease term (in months):
Finance leases	63
Operating leases	161

Weighted-average annual discount rate:
Finance leases	6.9%
Operating leases	11.99%

Cash paid for amounts included in the measurement of lease liabilities:	2023	2022
Operating cash flows for operating leases	$3,325	$4,487
Operating cash flows for finance leases	-	-
Financing cash flows for finance leases	759	497

Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	972	31,911
Finance leases	-	-

Net change in operating right-of-use assets due to lease modifications resulting in reclassification of leases from operating to finance	-	-

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Income Taxes

The U.S. Federal jurisdiction and the state jurisdictions of California and Texas are the major tax jurisdictions where Estrella Media files income tax returns. Estrella Media is no longer subject to federal or state income tax examinations for years prior to 2020.

Estrella Media accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing deferred tax assets, Estrella Media considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Estrella Media considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. If the realization of deferred tax assets in the future is considered more likely than not, an adjustment to the deferred tax assets would increase net operations in the period such determination is made.

Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, at this time, Estrella Media believes it is more likely than not that it will not realize the benefits of the majority of these deductible differences. As a result, Estrella Media has established and maintained a valuation allowance for that portion of the deferred tax assets it believes will not be realized.

Estrella Media may be audited by the Internal Revenue Service and various state tax authorities. Disputes may arise with these tax authorities involving issues of the timing and amount of deductions and allocations of income and expenses among various tax jurisdictions because of differing interpretations of tax laws and regulations. Estrella Media periodically evaluates its exposures associated with tax filing positions and, while it believes its positions comply with applicable laws, may record liabilities based upon estimates of the ultimate outcome of these matters and the guidance provided in ASC 740 Income Taxes (“ASC 740”).

Advertising Costs

Advertising costs are expensed as incurred. The accompanying consolidated statements of operations include advertising costs (included in promotional expense) of approximately $0.8 million and $1.4 million for the twelve months ended December 31, 2023 and 2022, respectively.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, actual results could differ from those estimates.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. Estrella Media adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results.

Concentration of Credit Risk

Estrella Media sells broadcast time to a diverse customer base including advertising agencies and other direct customers. Estrella Media performs credit evaluations of its customers and generally does not require collateral. Estrella Media maintains allowances for potential losses and such losses have been within management’s expectations.

2.	Fair Value Measurements

ASC Topic 820 Fair Value Measurements and Disclosures establishes a framework for measuring fair value and expands related disclosures. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities.

Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level Input	Input Definition
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Certain assets and liabilities are measured at fair value on a non-recurring basis. This means that certain assets are not measured at fair value on an ongoing basis but are subject to fair value reviews only in certain circumstances. Included in this category are Estrella Media’s radio and television FCC broadcast licenses that are written down to fair value when they are determined to be impaired.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2023 each major category of assets measured at fair value on a non-recurring basis during the period is categorized as follows (in thousands):

	Total	Level 1	Level 2	Level 3	Total Impairment

Non-recurring assets subject to fair market measurement:
Broadcast licenses	$114,593	$-	$-	$114,593	$6,324

Total	$114,593	$-	$-	$114,593	$6,324

As of December 31, 2022 each major category of assets measured at fair value on a non-recurring basis during the period is categorized as follows (in thousands):

	Total	Level 1	Level 2	Level 3	Total Impairment

Non-recurring assets subject to fair market measurement:
Broadcast licenses	$128,312	$-	$-	$128,312	$881

Total	$128,312	$-	$-	$128,312	$881

The fair value of the Company’s financial instruments included in current assets and current liabilities such as cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and other similar items approximate fair value due to their short-term nature.

3.	Property and Equipment, Net

Property and equipment, net comprise of the following (in thousands):

December 31,	2023	2022

Land	$491	$491
Buildings and building improvements	254	254
Antennae, towers and transmission equipment	11,170	10,992
Studio and production equipment	8,310	7,433
Computer equipment and software	2,523	2,418
Office furnishings and equipment	370	353
Automobiles	679	795
Leasehold improvements	1,962	1,789
Leased tower asset	4,658	4,836
Construction in progress	149	744

Total Property and equipment, cost	30,566	30,105
Less Accumulated depreciation	(11,641)	(8,663)

Total Property and equipment, net	$18,925	$21,442

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Depreciation and amortization expense was $3.1 million and $3.2 million, for the years ended December 31, 2023 and 2022, respectively.

4.	Debt

Debt is comprised of the following (in thousands):

December 31,	2023	2022

Exit facility	$148,606	$148,734
PPP loan	57	8,199
Line of credit	4,339	-

Total Debt	153,002	156,933

Less: Current portion of long-term debt	152,969	3,470

Total long-term debt	$33	$153,463

Exit Facility

On October 15, 2019, upon effectiveness of the approved Third Amended Joint Chapter 11 Plan of Reorganization of LBI Media, Inc. and its Affiliated Debtors, term loans were made to LBI Media, Inc. in an aggregate principal amount equal to $180.0 million with a maturity date on the fifth anniversary of closing date or the next business date. The facility is secured by an interest in all of the company’s assets, including capital stock and other equity interests. The Company is subject to certain financial covenants under the Exit Facility, including submission of annual audited financial statements and budgets, restriction on indebtedness not exceeding $10 million, restrictions on liens on tangible property and quarterly aggregate EBITDA not going below $20.0 million. The company received a waiver on all of the financial covenants as of December 31, 2023 with an effective period for one year from December 31, 2023.

Estrella Media is obligated to pay principal payments on a quarterly basis in the amount of $0.5 million on the last business day of each fiscal quarter, in addition to quarterly interest payments at a rate per annum equal to 7.5% per annum plus LIBOR.

On March 31, 2020, June 30, 2020, September 30, 2020, January 6, 2021, April 14, 2021, July 14, 2021, October 11, 2021, January 10, 2022, March 29, 2022, June 27, 2022, September 15, 2022, March 22, 2023, June 20, 2023, September 22, 2023, December 12, 2023, and March 26, 2024 amendments to the Exit Facility were executed whereby interest payments due on March 31, 2020, April 15, 2020, July 15, 2020, October 15, 2020, January 15, 2021, April 15, 2021, July 15, 2021, October 15, 2021, January 15, 2022, April 15, 2022, July 15, 2022, October 15, 2022, January 15, 2023, April 15, 2023, July 15, 2023, October 15, 2023, January 15, 2024, and April 15, 2024 to consenting lenders were deferred until July 15, 2024. Total interest accrued of $56.4 million and $38.3 million as of December 31, 2023 and 2022, respectively, is presented under accrued interest in the consolidated balance sheets.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

PPP Loan

On March 24, 2021, the Company was granted a loan from a financial institution in the aggregated amount of $8.2 million, pursuant to the Paycheck Protection Program (PPP loan) under Division A, Title I of the Congress enacted the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which was enacted March 27, 2020. The loan bears interest at a rate of 1% per year and matures on March 27, 2026. The Company has elected to account for the PPP loan under ASC 470, Debt.

On July 12, 2023, the Company received partial forgiveness of the PPP loan in the amount of $8.1 million. Payments of principal and interest would be made on the balance due of $0.1 million until maturity in 2026.

Line of credit

On April 19, 2023, the Company entered into a loan and security agreement with North Mill Capital LLC, for a revolving credit facility where it can make advances up to eighty-five (85%) on the outstanding amount of eligible accounts receivable, with a limit of $15.0 million. The facility is secured by an interest in all of the Company’s assets and automatically renews annually for a period of one (1) year term until April 19, 2025, unless cancelled by either party. Interest is payable at one and one-half of one percent (1.50%) above the prime rate in effect from time to time, but not less than seven and three-quarters of one percent (7.75%).

Debt Repayments

As of December 31, 2023, Estrella Media’s debt had scheduled repayments for each of the next five years as follows (in thousands):

Amount

2024	$148,606
2025	25
2026	25
2027	7
Thereafter	-

Total debt	$148,663

Warrants

In connection with the consummation of the transactions contemplated by the Third Amended Joint Chapter 11 Plan of Reorganization of LBI Media, Inc. and Its Affiliated Debtors, dated as of April 12, 2019, on October 15, 2019, the Company issued Warrants to purchase up to 480,805 shares of its Class B Common Stock, $0.001 par value per share issued to claimholders in settlement of Liabilities subject to compromise. As the Warrants are indexed to the Company’s own stock and are classified as stockholder’s equity under ASC 815-40-25-1 through 35, they were accounted for as Equity under ASC 815 Derivatives and Hedging.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Each Warrant entitled the holder to purchase one share of Class B Common Stock of Liberman Broadcasting, Inc. at an exercise price equal to $0.01 per share. The Warrants were exercisable, in whole, to the extent permitted by law, immediately upon the effective date of the Plan. Warrants were determined to have a value of $22,266 thousand.

The Warrants and the shares issuable upon exercise of the Warrants have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. A holder of Warrants also may not exercise its Warrants if such exercise results in violations of the Communications Act of 1934.

On September 30, 2021, the original holders of the Warrants assigned 100% of their right, title and interest to SLF LBI Aggregator, LLC (US Aggregator). US Aggregator subsequently exercised the Warrants to purchase 480,805 shares of Class B Common Stock and converted such shares into 480,805 shares of Class A Common Stock. No expense was recognized for the years ending December 31, 2023 and 2022 for the issuance of the warrants.

5.	Commitments and Contingencies

Ratings Services

In September 2009, Estrella Media entered into a contract with Nielsen Media Research (“Nielsen”), to provide television programming ratings services for Estrella Media’s Estrella TV network and local television. In December 2023, Estrella Media entered into an agreement with Nielsen to amend certain payment provisions in the contract. As a result, the aggregate payments remaining under the agreement was approximately $15.3 million and $8.5 million as of December 31, 2023 and 2022, respectively.

Operating Lease Liability

Estrella Media leases land, tower, studio and/or office space for certain stations under non-cancelable operating leases that expire at various times through 2039, with some having renewal options, generally for one to five years. Rental expenses under these agreements totaled approximately $5.5 million and $5.9 million for the years ended December 31, 2023 and 2022, respectively.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Future minimum lease payments by year and in the aggregate, under non-cancelable operating leases, consist of the following at December 31, 2023 (in thousands):

Amount

2024	$4,527
2025	4,604
2026	4,804
2027	4,373
2028	4,276
Thereafter	42,407

Total operating lease payments and interest	64,991
Less: Amounts allocated to interest	(34,535)
Total operating lease payments, net	30,456

Long term portion of operating lease liability	26,719
Current portion of operating lease liability	$3,737

Licensing Agreements

Estrella Media enters into program license agreements to acquire programming rights to broadcast programs on its television network. Such agreements expire at various times through February 2028.

Future minimum payments by year and in the aggregate, under licensing agreements, consist of the following at December 31, 2023 (in thousands):

Amount

2024	$3,847
2025	2,099
2026	2,099
2027	2,099
2028	350
Thereafter	-

Total	$10,494

Litigation

From time to time, the Company is subject to various legal claims and litigation arising out of matters occurring during the ordinary course of business. The ultimate disposition of these legal matters is not expected to have a materially adverse effect to the financial position, results of operations or cash flows of the Company.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

Finance Lease Liability

On March 31, 2014, Estrella Media completed a purchase and sale agreement (“Purchase Agreement”) to sell certain of its broadcast towers to Tall Tower Capital LLC, with a net book value of approximately $6.9 million and a sales price of $7.5 million, resulting in a deferred gain of $0.6 million. Under ASC 842 – Leases, the Company continues to amortize the deferred gain in proportion to the amortization of the right-of-use asset. In connection with the sale of these broadcast towers, Estrella Media entered into a lease for the continued use and operations at each site. These leases have an effective interest rate of 6.4%; payable in $49,000 monthly installments, increased annually by 4%, over 15 years. The aggregate lease payments remaining under the agreement at December 31, 2023 was approximately $4.2 million and will be paid through March 2029.

Future minimum lease payments by year and in the aggregate, comprise of the following at December 31, 2023 (in thousands):

Amount

2024	$739
2025	768
2026	799
2027	831
2028	864
Thereafter	218

Total future lease payments	4,219
Less: amounts allocated to interest and deferred gain	(711)

Total finance lease liability	3,508

Long term portion of finance lease liability	3,069

Current portion of finance lease liability	$439

6.	Related Party Transactions

On October 15, 2019, upon effectiveness of the approved Third Amended Joint Chapter 11 Plan of Reorganization of LBI Media, Inc. and its Affiliated Debtors, Estrella Media entered into an Exit Facility agreement with HPS Investment Partners, LLC (the administrative agent for the Lenders as well as the equity owners). The aggregate principal amount was equal to $180.0 million with a maturity date on the fifth anniversary of closing date or the next business date. See Note 4 for additional detail on the Company’s Exit Facility.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

7.	Defined Contribution Plan

In 1999, Estrella Media established a 401(k) defined contribution plan (the “401(k) Plan”), which covers all eligible employees (as defined in the 401(k) Plan). Participants are allowed to make non-forfeitable contributions of up to 60% of their annual salary, including commissions, up to the maximum IRS allowable amount. Estrella Media is allowed to contribute a discretionary amount to the 401(k) Plan. During the years ended December 31, 2023 and 2022, Estrella Media made no discretionary contributions to the 401(k) Plan.

8.	Shareholders’ Equity

Class A Common Stock

The Company is authorized to issue 666,667 of Class A Common Stock with a par value of $0.001 per share. Class A Common Stock provides for the holder to be entitled to one vote for each share of Class A Common Stock held on the record date therefore on any matter submitted to a vote of the stockholders of the Corporation. As of December 31, 2023 and 2022, there were 611,771 and 608,491, respectively, shares of Class A Common Stock issued and outstanding.

Class B Common Stock

The Company is authorized to issue 480,805 of Class B Common Stock with a par value of $0.001 per share. Class B Common Stock provides for the holder to be entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B Common Stock that does not similarly affect the rights or obligations of the holders of Class A Common Stock. As of December 31, 2023 and 2022, there were no shares of Class B Common Stock issued and outstanding. As discussed in Note 4, on September 30, 2021, the warrants were exercised to purchase 480,805 shares of Class B Common Stock and converted such shares into 480,805 shares of Class A Common Stock.

9.	Share-based Compensation

The Company established the 2019 Management Incentive Plan (“Plan”), under which the Company may issue up to 666,667 shares of Common Stock that can be awarded in the form of options, restricted stock units, stock awards, stock units, stock appreciation rights, or other incentive payable in shares of Common Stock (collectively referred to as “Share-based Awards”) as compensation to employees, officers, directors and others. The Company has estimated the fair value of Share-based Awards on the date of grant, which is being recognized as compensation expense ratably over the service periods, which is generally not greater than four years. In accordance with ASC 718, Compensation-Stock Compensation, the Company has elected to account for forfeitures as they occur.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

On March 10, 2023, the Company granted options to purchase 8,334 shares of the Company’s common stock and awarded 8,334 shares of restricted stock units (RSUs) to certain management employees under the Plan. The stock options and RSUs are subject to time or performance-based criteria and have various vesting periods up to 2026. On March 15, 2023, a total of 5,279 of the RSUs were settled and issued as shares of common stock to the participants.

For the twelve months ended December 31, 2023 and 2022, a total of $0.1 million and $0.6 million of share-based compensation expense was recognized, respectively. Unrecognized compensation expense to be recognized in future periods was approximately $0.0 million and $0.1 million as of December 31, 2023 and 2022, respectively.

Option

An option share provides for the holder to purchase one share of the Company’s Common Stock at an exercise price as defined in each option grant agreement. Options vest over a service period as defined in each option grant agreement and expire ten years from grant date.

The Company has estimated the fair value of the stock options as of the date of grant using the Black Scholes Model. The Black Scholes Model considers, among other factors, the expected life of the award and the expected volatility of the estimated fair value of the Company’s Common Stock.

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Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

A summary of the status of the options granted during the years ended December 31, 2023 and 2022 is as follows:

	Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)

Outstanding, December 31, 2021	24,580	$103.43	8.4

Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-

Outstanding, December 31, 2022	24,580	103.43	7.4

Granted	8,334	0.09	0.8
Exercised
Forfeited	(834)	29.11	-

Outstanding, December 31, 2023	32,080	$92.48	6.4

Exercisable, December 31, 2023	11,560	$94.56	6.6

Exercisable, December 31, 2022	11,808	$104.94	7.4

Restricted Stock Units

Restricted stock units (“RSUs”) vest over a service period as defined in each grant agreement. The Company has estimated the fair value of the restricted stock units as of the grant date using the Option Pricing Model.

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Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

A summary of the status of the RSUs granted during the years ended December 31, 2023 and 2022 is as follows:

	Number Of Units	Weighted Average Grant Date Fair Value

Outstanding, December 31, 2021	34,195	$-

Granted	-	-
Vested	-	-
Forfeited	-	-

Outstanding, December 31, 2022	34,195	-

Granted	8,334	.09
Vested
Forfeited	(1,112)	11.01

Outstanding, December 31, 2023	41,417	$64.88

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Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

10.	Income Taxes

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

Estrella Media’s net deferred tax liabilities as of December 31, 2023 were approximately $7.3 million and result primarily from book and tax basis differences of Estrella Media’s indefinite-lived intangible assets that, for tax purposes are amortized over fifteen years, as well as interest expense carryforward attributes that are carried forward indefinitely.

The benefit from income taxes before discontinued operations consisted of the following (in thousands):

Years ended December 31,	2023	2022

Current federal	$(31)	$-
Current state	3	12

Total current income tax expense	(28)	12

Deferred federal	38	721
Deferred state	176	(96)

Total deferred income tax expense /(benefit)	214	625

Total income tax provision/(benefit)	$186	$637

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

The following is a reconciliation of income tax benefit computed by applying the statutory federal income tax rate of 21% to loss before provision for (benefit from) income taxes, for the years ended December 31, 2023 and 2022 (in thousands).

Years ended December 31,	2023	2022

Income tax benefit computed at the federal statutory rate	$(7,312)	$(6,261)
Change in valuation allowance	8,091	9,893
State income taxes	8	461
Permanent differences	(362)	244
Deferred True Up	(239)	(3,700)

Total income tax provision	$186	$637

The following table outlines the principal components of deferred tax assets and liabilities (in thousands):

December 31,	2023	2022

Deferred Tax Assets:
Net operating loss carryforwards	$28,243	$20,909
Interest expense carryforwards	34,200	29,795
State net operating loss and credits	3,461	3,438
Intangible assets, net	2,218	3,763
Lease liabilities	14,582	9,700
Other	3,659	4,182

Total deferred tax assets	86,363	71,787

Deferred Tax Liabilities: Intangible assets, net	(29,193)	(28,557)
481(a) Adjustments	-	(857)
Property and Equipment, net	(1,888)	-
Right-of-use Assets	(13,830)	(9,021)
Other	-	(2,204)

Total deferred tax liabilities	(44,911)	(40,639)

Valuation allowance	$(48,709)	$(38,192)

Net deferred liabilities	$(7,257)	$(7,044)

Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, at this time, Estrella Media believes it is more likely than not that it will not realize the benefits of some of these deductible differences. As a result, Estrella Media has established and maintained a valuation allowance for that portion of the deferred tax assets it believes will not be realized.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. As of December 31, 2023, Estrella Media does not have a liability for unrecognized tax benefits. Estrella Media recognizes interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related tax liability in the consolidated balance sheet. For the years ended December 31, 2023 and 2022, there were no interest or penalties recorded on the consolidated statements of operations or consolidated balance sheets.

Estrella Media files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Estrella Media is no longer subject to federal or state income tax examinations for years prior to 2020 and 2019, respectively. Notwithstanding the adjustments discussed above, Estrella Media believes that it has appropriate support for the income tax positions taken and presently expected to be taken on its tax returns. Additionally, Estrella Media believes that its accruals for tax liabilities are adequate for all years open to income tax examinations based on an assessment of many factors including past experience, past examinations by taxing authorities and interpretations of tax law applied to the facts of each matter.

11.	Valuation and Qualifying Accounts and Reserves

The following is a summary of the valuation and qualifying accounts and reserves for the year ended December 31, 2023 and 2022 (in thousands):

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period

Year Ended December 31, 2023
Allowance for doubtful accounts	$1,686	$970	$1,039	$1,617

Year Ended December 31, 2022
Allowance for doubtful accounts	$1,281	$736	$331	$1,686

12.	Subsequent Events

On March 26, 2024, an amendment to the Exit Facility was executed whereby principal and interest payments due on March 31, 2020, April 15, 2020, July 15, 2020, October 15, 2020, January 15, 2021, April 15, 2021, July 15, 2021, October 15, 2021, January 15, 2022, April 15, 2022, July 15, 2022, October 15, 2022, January 15, 2023, April 15, 2023, July 15, 2023, October 15, 2023, January 15, 2024, and April 15, 2024 to consenting lenders were deferred until July 15, 2024.

On March 26, 2024, the balance remaining of the unforgiven portion of the PPP loan was paid in full.

Estrella Broadcasting, Inc.

Notes to Consolidated Financial Statements

On April 17, 2024, Estrella Media entered into an asset purchase agreement with MediaCo Holding Inc. for the sale of all of its network, content, digital, and commercial operations. Among the Estrella Media brands included were the EstrellaTV network and its linear and digital video content business, and Estrella Media’s expansive digital channels, including its four FAST channels, EstrellaTV, Estrella News, Cine EstrellaTV, and Estrella Games, and the EstrellaTV app. Estrella’s local radio and television stations were not included as part of the transaction. MediaCo received an option to acquire those stations from Estrella Broadcasting at a future date, subject to receipt of necessary regulatory approval. As consideration in the transaction, Estrella received a warrant to purchase up to a total of 28,206,152 newly issued shares of MediaCo Class A Common Stock, exercisable at an exercise price of $0.00001 per share; $60 million of newly issued shares of MediaCo Series B Preferred Stock that will accrue dividends at a rate of 6.0% per annum; a $30 million second lien term note with a five-year term and an interest rate of SOFR + 6.0% per annum; and approximately $30 million in cash. In connection with the exercise of the local radio and television stations option, Estrella Broadcasting would receive an additional 7,051,538 newly issued shares of MediaCo Class A Common Stock. The transaction closed on April 17, 2024.

The Company evaluated subsequent events through May 3, 2024 the date the consolidated financial statements were originally available to be issued.